Exhibit 99.1

JCPenney Reports Third Quarter 2019 Financial Results

Cost of Goods Sold Rate Improved 350 Basis Points; Inventory Reduced 9.0 % From Prior Year
Increases Adj. EBITDA1 Guidance for Full-Year 2019; Reaffirms Other Prior Financial Guidance

PLANO, Texas - (Nov. 15, 2019) - J. C. Penney Company, Inc. (NYSE: JCP) today announced the following financial results for its fiscal third quarter ended Nov. 2, 2019, as compared to the third quarter ended Nov. 3, 2018 last year:

•	Comparable store sales decreased 9.3%; Adjusted comparable store sales decreased 6.6%

•	Cost of goods sold rate improved 350 basis points

•	Net loss per share improved over last year to ($0.29)

•	Inventory declined 9.0 % to $2.93 billion

•	Strong liquidity position of approximately $1.7 billion

•	Company increased Adj. EBITDA[1] guidance; Reaffirmed all other prior financial guidance

“The past quarter was an exciting and energizing time at JCPenney as we made significant progress on our efforts to return JCPenney to sustainable, profitable growth,” said Jill Soltau, chief executive officer of JCPenney. “We are beginning to see results - both in our numbers and how we operate as a business - from the early implementation of our Plan for Renewal, which is focused on driving traffic, offering compelling merchandise, providing an engaging experience, fueling growth, and building a results-minded culture. Going forward, I am confident that delivering our strategy, coupled with our ongoing discipline and commitment to improving the foundational elements of our business, will return JCPenney to its rightful place in the retail industry.”

For the quarter ended Nov. 2, 2019, total net sales decreased 10.1 % to $2.38 billion compared to $2.65 billion for the quarter ended Nov. 3, 2018. Comparable store sales decreased 9.3 % for the quarter. Adjusted comparable store sales, which exclude the impact of the Company’s exit from major appliance and in-store furniture categories, decreased 6.6 % for the quarter. Credit income was $116 million for the third quarter this year compared to $80 million in the third quarter last year.

Cost of goods sold, which excludes depreciation and amortization, was $1.54 billion, or 64.6 % of sales, in the third quarter this year compared to $1.81 billion, or 68.1 % of sales in the same period last year. The 350-basis point improvement as a rate of sales was primarily driven by an increase in both store and online selling margins, improved shrink as a percent of net sales and the exit from the major appliance and in-store furniture categories earlier this year.

SG&A expenses for the third quarter were $854 million, or 35.8 % of net sales this year compared to $883 million, or 33.3 % of net sales, last year. The decrease in SG&A dollars this year was primarily due to lower advertising and store controllable expenses, which were offset by slightly higher incentive compensation. Last year, the Company recorded a $26 million benefit in SG&A expenses in the third quarter related to the buyout of a store leasehold interest. Additionally, in connection with the adoption of the new Lease Accounting Standard at the beginning of fiscal 2019, SG&A expenses in the third quarter this year included approximately $5 million related to the Company’s home office lease. Last year, the home office lease related expense was recorded as depreciation and amortization and interest expense.

For the third quarter, the Company’s net loss improved from a net loss of $151 million, or ($0.48) per share last year to a net loss of $93 million, or ($0.29) per share, this year.

Adjusted net loss was $97 million, or ($0.30) per share, this year compared to an adjusted net loss of $164 million, or ($0.52) per share, last year.

Cash and cash equivalents at the end of the third quarter were $157 million. Free cash flow was ($518) million for the first nine months this year, a decrease of $18 million compared to the same period last year.

Inventory at the end of the third quarter was $2.93 billion, down 9.0 % compared to the end of the third quarter last year. Inventory has declined 13.9% when compared to the end of the third quarter in fiscal 2017.

The Company ended the third quarter with liquidity of approximately $1.7 billion. The Company expects liquidity to be at least $1.5 billion for the remainder of the year.

A reconciliation of GAAP to non-GAAP financial measures is included in the schedules accompanying the consolidated financial statements in this release.

Outlook
The Company is updating its expectation of Adjusted EBITDA1 to now exceed $475 million for full year fiscal 2019. In addition, the Company has also reaffirmed its prior financial guidance for full year fiscal 2019 as follows:

•	Comparable store sales: expected to be in a range of (7.0) % to (8.0) %;

•	Adjusted comparable store sales, which excludes the impact of the Company’s exit from major appliances and in-store furniture categories[1]: expected to be in a range of (5.0) % to (6.0) %;

•	Cost of goods sold, as a rate of net sales: expected to decrease 150 to 200 basis points compared to last year; and

•	Free Cash Flow[1]: expected to be positive

1 A reconciliation of non-GAAP forward-looking projections to GAAP financial measures is not available as the nature or amount of potential adjustments, which may be significant, cannot be determined now.

2019 Third Quarter Earnings Conference Call Details
At 8:30 a.m. ET today, the Company will host a live conference call conducted by chief executive officer Jill Soltau and chief financial officer Bill Wafford. Management will discuss the Company's performance during the quarter and take questions from participants. To access the conference call, please dial (844) 243-9275, or (225) 283-0394 for international callers, and reference 3173665 conference ID. Visit the Company’s investor relations website for conference call information and supplemental slides that will be released approximately 10 minutes prior to the start of the call.

Telephone playback will be available for seven days beginning approximately two hours after the conclusion of the conference call by dialing (855) 859-2056, or (404) 537-3406 for international callers, and referencing 3173665 conference ID.

Investors and others should note that we currently announce material information using SEC filings, press releases, public conference calls and webcasts. In the future, we will continue to use these channels to distribute material information about the Company and may also utilize our website and/or various social media to communicate important information about the Company, key personnel, new brands and services, trends, new marketing campaigns, corporate initiatives and other matters. Information that we post on our website or on social media channels could be deemed material; therefore, we encourage investors, the media, our customers, business partners and others interested in our Company to review the information we post on our website as well as the following social media channels:

Facebook (https://www.facebook.com/jcp) and Twitter (https://twitter.com/jcpnews).

Any updates to the list of social media channels we may use to communicate material information will be posted on the Investor Relations page of the Company's website at www.jcpenney.com.

Media Relations:
(972) 431-3400 or jcpnews@jcp.com; Follow us @jcpnews

Investor Relations:
(972) 431-5500 or jcpinvestorrelations@jcp.com

About JCPenney:
J. C. Penney Company, Inc. (NYSE: JCP), one of the nation’s largest apparel and home retailers, combines an expansive footprint of approximately 850 stores across the United States and Puerto Rico with a powerful e-commerce site, jcp.com, to deliver style and value for all hard-working American families. At every touchpoint, customers will discover stylish merchandise at incredible value from an extensive portfolio of private, exclusive and national brands. Reinforcing this shopping experience is the customer service and warrior spirit of approximately 95,000 associates across the globe, all driving toward the Company's mission to help customers find what they love for less time, money and effort. For additional information, please visit the website.

Forward-Looking Statements
This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "expect" and similar expressions identify forward-looking statements, which include, but are not limited to, statements regarding sales, cost of goods sold, selling, general and administrative expenses, earnings, cash flows and liquidity. Forward-looking statements are based only on the Company's current assumptions and views of future events and financial performance. They are subject to known and unknown risks and uncertainties, many of which are outside of the Company's control that may cause the Company's actual results to be materially different from planned or expected results. Those risks and uncertainties include, but are not limited to, general economic conditions, including inflation, recession, unemployment levels, consumer confidence and spending patterns, credit availability and debt levels, changes in store traffic trends, the cost of goods, more stringent or costly payment terms and/or the decision by a significant number of vendors not to sell us merchandise on a timely basis or at all, trade restrictions, the ability to monetize non-core assets on acceptable terms, the ability to implement our strategic plan including our omnichannel initiatives, customer acceptance of our strategies, our ability to attract, motivate and retain key executives and other associates, the impact of cost reduction initiatives, our ability to generate or maintain liquidity, implementation of new systems and platforms, changes in tariff, freight and shipping rates, changes in the cost of fuel and other energy and transportation costs, disruptions and congestion at ports through which we import goods, increases in wage and benefit costs, competition and retail industry consolidations, interest rate fluctuations, dollar and other currency valuations, the impact of weather conditions, risks associated with war, an act of terrorism or pandemic, the ability of the federal government to fund and conduct its operations, a systems failure and/or security breach that results in the theft, transfer or unauthorized disclosure of customer, employee or Company information, legal and regulatory proceedings, the Company’s ability to access the debt or equity markets on favorable terms or at all, and the Company's ability to comply with the continued listing criteria of the NYSE, and risks arising from the potential suspension of trading of the Company's common stock on that exchange. There can be no assurances that the Company will achieve expected results, and actual results may be materially less than expectations. Please refer to the Company's most recent Form 10-Q for a further discussion of risks and uncertainties. Investors should take such risks into account and should not rely on forward-looking statements when making investment decisions. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We do not undertake to update these forward-looking statements as of any future date.

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J. C. PENNEY COMPANY, INC.
SUMMARY OF OPERATING RESULTS
(Unaudited)
(Amounts in millions except per share data)

	Three Months Ended			Nine Months Ended
Statements of Operations:	November 2, 2019	November 3, 2018	% Inc. (Dec.)	November 2, 2019	November 3, 2018	% Inc. (Dec.)
Total net sales	$2,384	$2,653	(10.1)%	$7,332	$7,999	(8.3)%
Credit income and other	116	80	45.0%	342	234	46.2%
Total revenues	$2,500	$2,733	(8.5)%	$7,674	$8,233	(6.8)%
Costs and expenses/(income):
Cost of goods sold (exclusive of depreciation and amortization shown separately below)	1,541	1,808	(14.8)%	4,756	5,351	(11.1)%
Selling, general and administrative (SG&A)	854	883	(3.3)%	2,580	2,589	(0.3)%
Depreciation and amortization	131	138	(5.1)%	415	419	(1.0)%
Real estate and other, net	(1)	(7)	(85.7)%	(3)	(13)	(76.9)%
Restructuring and management transition	9	11	(18.2)%	36	20	80.0%
Total costs and expenses	2,534	2,833	(10.6)%	7,784	8,366	(7.0)%
Operating income/(loss)	(34)	(100)	66.0%	(110)	(133)	17.3%
Other components of net periodic pension cost/(income)	(13)	(19)	(31.6)%	(39)	(57)	(31.6)%
(Gain)/loss on extinguishment of debt	—	—	—%	(1)	23	100.0%	+
Net interest expense	73	78	(6.4)%	220	235	(6.4)%
Income/(loss) before income taxes	(94)	(159)	40.9%	(290)	(334)	13.2%
Income tax expense/(benefit)	(1)	(8)	(87.5)%	5	(4)	(100.0)%	+
Net income/(loss)	$(93)	$(151)	38.4%	$(295)	$(330)	10.6%
Earnings/(loss) per share - basic and diluted	$(0.29)	$(0.48)	39.6%	$(0.92)	$(1.05)	12.4%
Financial Data:
Comparable store sales increase/(decrease) (1)	(9.3)%	(5.4)%		(8.0)%	(1.7)%
Ratios as a percentage of total net sales:
Cost of goods sold	64.6%	68.1%		64.9%	66.9%
SG&A expenses	35.8%	33.3%		35.2%	32.4%
Operating income/(loss)	(1.4)%	(3.8)%		(1.5)%	(1.7)%
Effective income tax rate	(1.1)%	(5.0)%		1.7%	(1.2)%
Common Shares Data:
Issued and outstanding shares at end of period	320.0	315.4		320.0	315.4
Weighted average shares - basic	320.9	316.3		319.3	315.3
Weighted average shares - diluted	320.9	316.3		319.3	315.3

(1)
Comparable store sales include sales from all stores, including sales from services, that have been open for 12 consecutive full fiscal months and Internet sales. Stores closed for an extended period are not included in comparable store sales calculations, while stores remodeled and minor expansions not requiring store closure remain in the calculations. Certain items, such as sales return estimates and store liquidation sales, are excluded from the Company’s calculation. Our definition and calculation of comparable store sales may differ from other companies in the retail industry.

SUMMARY BALANCE SHEETS
(Unaudited)
(Amounts in millions)

Summary Balance Sheets:	November 2, 2019	November 3, 2018
Assets
Current assets:
Cash in banks and in transit	$147	$157
Cash short-term investments	10	11
Cash and cash equivalents	157	168
Merchandise inventory	2,934	3,223
Prepaid expenses and other	285	224
Total current assets	3,376	3,615
Property and equipment, net	3,548	4,005
Operating lease assets	942	—
Prepaid pension	175	100
Other assets	658	695
Total assets	$8,699	$8,415

Liabilities and stockholders' equity
Current liabilities:
Merchandise accounts payable	$1,105	$1,234
Other accounts payable and accrued expenses	899	960
Current operating lease liabilities	77	—
Current portion of finance leases and note payable	1	8
Current maturities of long-term debt	147	92
Total current liabilities	2,229	2,294
Noncurrent operating lease liabilities	1,112	—
Long-term finance leases and note payable	1	206
Long-term debt	4,011	4,161
Deferred taxes	117	138
Other liabilities	361	542
Total liabilities	7,831	7,341
Stockholders' equity	868	1,074
Total liabilities and stockholders' equity	$8,699	$8,415

SUMMARY STATEMENTS OF CASH FLOWS
(Unaudited)
(Amounts in millions)

	Nine Months Ended
Statements of Cash Flows:	November 2, 2019	November 3, 2018
Cash flows from operating activities:
Net income/(loss)	$(295)	$(330)
Adjustments to reconcile net income/(loss) to net cash provided by/(used in) operating activities:
Restructuring and management transition	20	(3)
Asset impairments and other charges	—	53
Net (gain)/loss on sale of non-operating assets	(1)	—
Net (gain)/loss on sale of operating assets	2	(58)
(Gain)/loss on extinguishment of debt	(1)	23
Depreciation and amortization	415	419
Benefit plans	(44)	(56)
Stock-based compensation	9	9
Deferred taxes	(5)	(9)
Change in cash from:
Inventory	(497)	(420)
Prepaid expenses and other assets	(109)	(37)
Merchandise accounts payable	258	261
Income taxes	3	(2)
Accrued expenses and other	(61)	(161)
Net cash provided by/(used in) operating activities	(306)	(311)
Cash flows from investing activities:
Capital expenditures	(226)	(321)
Proceeds from sale of non-operating assets	1	—
Proceeds from sale of operating assets	14	132
Joint venture return of investment	—	3
Insurance proceeds received for damage to property and equipment	—	1
Net cash provided by/(used in) investing activities	(211)	(185)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	400
Proceeds from borrowings under the credit facility	1,827	3,466
Payments of borrowings under the credit facility	(1,398)	(3,029)
Premium on early retirement of long-term debt	—	(20)
Payments of finance leases and note payable	(2)	(6)
Payments of long-term debt	(86)	(597)
Financing costs	—	(7)
Proceeds from stock issued under stock plans	1	2
Tax withholding payments for vested restricted stock	(1)	(3)
Net cash provided by/(used in) financing activities	341	206
Net increase/(decrease) in cash and cash equivalents	(176)	(290)
Cash and cash equivalents at beginning of period	333	458
Cash and cash equivalents at end of period	$157	$168

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in millions except per share data)

We report our financial information in accordance with generally accepted accounting principles in the United States (GAAP). However, we present certain financial measures and ratios identified as non-GAAP under the rules of the Securities and Exchange Commission (SEC) to assess our results. We believe the presentation of these non-GAAP financial measures and ratios is useful in order to better understand our financial performance as well as to facilitate the comparison of our results to the results of our peer companies. In addition, management uses these non-GAAP financial measures and ratios to assess the results of our operations. It is important to view non-GAAP financial measures in addition to, rather than as a substitute for, those measures and ratios prepared in accordance with GAAP. We have provided reconciliations of the most directly comparable GAAP measures to our non-GAAP financial measures presented.

The following non-GAAP financial measures are adjusted to exclude restructuring and management transition charges, other components of net periodic pension cost/(income), the (gain)/loss on extinguishment of debt, the net (gain)/loss on the sale of non-operating assets, the proportional share of net income from our joint venture formed to develop the excess property adjacent to our home office facility in Plano, Texas (Home Office Land Joint Venture) and the tax impact for the allocation of income taxes to other comprehensive income items related to our pension plans and interest rate swaps. Unlike other operating expenses, restructuring and management transition charges, other components of net periodic pension cost/(income), the (gain)/loss on extinguishment of debt, the net (gain)/loss on the sale of non-operating assets, the proportional share of net income from the Home Office Land Joint Venture and the tax impact for the allocation of income taxes to other comprehensive income items related to our pension plans and interest rate swaps are not directly related to our ongoing core business operations, which consist of selling merchandise and services to consumers through our department stores and our website at jcpenney.com. Further, our non-GAAP adjustments are for non-operating associated activities such as closed store impairments included in restructuring and management transition charges and such as joint venture earnings from the sale of excess land included in the proportional share of net income from our Home Office Land Joint Venture. Additionally, other components of net periodic pension cost/(income) is determined using numerous complex assumptions about changes in pension assets and liabilities that are subject to factors beyond our control, such as market volatility.  We believe it is useful for investors to understand the impact of restructuring and management transition charges, other components of net periodic pension cost/(income), the (gain)/loss on extinguishment of debt, the net (gain)/loss on the sale of non-operating assets, the proportional share of net income from the Home Office Land Joint Venture and the tax impact for the allocation of income taxes to other comprehensive income items related to our pension plans and interest rate swaps on our financial results and therefore are presenting the following non-GAAP financial measures: (1) adjusted net income/(loss) before net interest expense, income tax (benefit)/expense and depreciation and amortization (adjusted EBITDA); (2) adjusted net income/(loss); and (3) adjusted earnings/(loss) per share-diluted.

ADJUSTED EBITDA, NON-GAAP FINANCIAL MEASURE:

The following table reconciles net income/(loss), the most directly comparable GAAP measure, to adjusted EBITDA, a non-GAAP financial measure:

	Three Months Ended		Nine Months Ended
	November 2, 2019	November 3, 2018	November 2, 2019	November 3, 2018
Net income/(loss)	$(93)	$(151)	$(295)	$(330)
Add: Net interest expense	73	78	220	235
Add: (Gain)/loss on extinguishment of debt	—	—	(1)	23
Add: Income tax expense/(benefit)	(1)	(8)	5	(4)
Add: Depreciation and amortization	131	138	415	419
Add: Restructuring and management transition charges	9	11	36	20
Add: Other components of net periodic pension cost/(income)	(13)	(19)	(39)	(57)
Less: Net (gain)/loss on the sale of non-operating assets	—	—	(1)	—
Less: Proportional share of net income from the home office land joint venture	—	(3)	—	(4)
Adjusted EBITDA (non-GAAP)	$106	$46	$340	$302

ADJUSTED NET INCOME/(LOSS) AND ADJUSTED EARNINGS/(LOSS) PER SHARE-DILUTED, NON-GAAP FINANCIAL MEASURES:

The following table reconciles net income/(loss) and earnings/(loss) per share-diluted, the most directly comparable GAAP measures, to adjusted net income/(loss) and adjusted earnings/(loss) per share-diluted, non-GAAP financial measures:

	Three Months Ended		Nine Months Ended
	November 2, 2019	November 3, 2018	November 2, 2019	November 3, 2018
Net income/(loss)	$(93)	$(151)	$(295)	$(330)
Earnings/(loss) per share-diluted	$(0.29)	$(0.48)	$(0.92)	$(1.05)

Add: Restructuring and management transition charges (1)	9	11	36	20
Add: Other components of net periodic pension cost/(income) (1)	(13)	(19)	(39)	(57)
Add: (Gain)/loss on extinguishment of debt (1)	—	—	(1)	23
Less: Net (gain)/loss on the sale of non-operating assets (1)	—	—	(1)	—
Less: Proportional share of net income from the home office land joint venture (1)	—	(3)	—	(4)
Less: Tax impact resulting from other comprehensive income allocation (2)	—	(2)	—	(5)
Adjusted net income/(loss) (non-GAAP)	$(97)	$(164)	$(300)	$(353)
Adjusted earnings/(loss) per share-diluted (non-GAAP)	$(0.30)	$(0.52)	$(0.94)	$(1.12)

(1)	Reflects no tax effect due to the impact of the Company's tax valuation allowance.

(2)	Represents the net tax benefit that resulted from our other comprehensive income allocation between our Operating loss and Accumulated other comprehensive income.

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in millions)

Comparable store sales is a key performance indicator used by numerous retailers to measure the sales growth of its underlying operations. Comparable store sales is considered to be a GAAP measure as the key performance indicator is measured based on GAAP net sales. Comparable store sales that excludes the impact of major appliance and in-store furniture categories is considered a non-GAAP measure.  Given our elimination of these categories from our merchandise assortment, we believe that providing a comparable store sales metric that excludes the impact of major appliance and in-store furniture categories is useful for investors to evaluate the impact of these changes to our sales performance.

ADJUSTED COMPARABLE STORE SALES INCREASE/(DECREASE), NON-GAAP FINANCIAL MEASURE:

The following table reconciles comparable store sales increase/(decrease), the most directly comparable GAAP measure, to adjusted comparable store sales increase/(decrease), a non-GAAP measure.

	Three Months Ended		Nine Months Ended
	November 2, 2019	November 3, 2018	November 2, 2019	November 3, 2018
Comparable store sales increase/(decrease)	(9.3)%	(5.4)%	(8.0)%	(1.7)%
Impact related to major appliance and in-store furniture categories	2.7%	1.4%	2.1%	0.5%
Adjusted comparable store sales increase/(decrease) (non-GAAP)	(6.6)%	(4.0)%	(5.9)%	(1.2)%

Free cash flow is a key financial measure of our ability to generate additional cash from operating our business and in evaluating our financial performance. We define free cash flow as cash flow from operating activities, less capital expenditures, plus the proceeds from the sale of operating assets. Free cash flow is a relevant indicator of our ability to repay maturing debt, revise our dividend policy or fund other uses of capital that we believe will enhance stockholder value. Free cash flow is considered a non-GAAP financial measure under the rules of the SEC. Free cash flow is limited and does not represent remaining cash flow available for discretionary expenditures due to the fact that the measure does not deduct payments required for debt maturities, payments made for business acquisitions or required pension contributions, if any. Therefore, it is important to view free cash flow in addition to, rather than as a substitute for, our entire statement of cash flows and those measures prepared in accordance with GAAP.

FREE CASH FLOW, NON-GAAP FINANCIAL MEASURE:

The following table sets forth a reconciliation of cash flow from operating activities, the most directly comparable GAAP measure, to free cash flow, a non-GAAP financial measure, as well as information regarding net cash provided by/(used in) investing activities and net cash provided by/(used in) financing activities:

	Nine Months Ended
	November 2, 2019	November 3, 2018
Net cash provided by/(used in) operating activities	$(306)	$(311)
Add: Proceeds from sale of operating assets	14	132
Less: Capital expenditures	(226)	(321)
Free cash flow (non-GAAP)	$(518)	$(500)

Net cash provided by/(used in) investing activities (1)	$(211)	$(185)
Net cash provided by/(used in) financing activities	$341	$206

(1)	Net cash provided by/(used in) investing activities includes capital expenditures and proceeds from sale of operating assets, which are also included in our computation of free cash flow.